orting Persons Converted by EDGARwiz

Names and address of other reporting persons

Lighthouse Global Partners, LLC

420 Lexington Avenue, Suite 1430, New York, NY 10170

Jeffrey J. Morfit

420 Lexington Avenue, Suite 1430, New York, NY 10170

Robert J. Bradley

420 Lexington Avenue, Suite 1430, New York, NY 10170